Dialysis Corporation of America Announces Fiscal Year 2007
                         Earnings Release Date

LINTHICUM, Md., February 29, 2008 - Dialysis Corporation of America (NASDAQ:DCAI) announced today that it will release its 2007 fourth quarter and full year financial results on March 13, 2008, after the close of the market. The company will also begin hosting conference calls in conjunction with its quarterly earnings releases, beginning with this quarter. The conference call will he held the following morning, March 14, 2008 at 10:00 AM EDT.

Those interested may dial in at 800-750-4984 using passcode 5178437, or through simulcast on the internet at http://www.vcall.com/IC/CEPage.asp?ID=126643. The call will be available for replay on the company's website for the following thirty days.

Separately, the company announced the appointment of Andrew Jeanneret as the company's Chief Financial Officer, effective with the filing of the 2007 10K. Mr. Jeanneret, who has been serving the company as Vice President of Finance since August of 2007, will be replacing Dan Ouzts, who has been serving as the interim CFO since late 2005. Mr. Ouzts will continue to provide financial, treasury, and SEC guidance for DCA, through the DCA regional offices in Florida.

Stephen Everett, President and Chief Executive Officer commented, "The combined finance team of Andrew and Dan will provide our company with a higher level of financial insight into the growth and strategic plans for DCA. I look forward to working with Andrew in his new role and the continued relationship that has been enjoyed with Dan over the years."

This release contains forward-looking statements that are subject to risks and uncertainties that could affect the business and prospects of the company and cause actual results and plans to differ materially from those anticipated. Those factors include, but are not limited to, maintaining continued growth and profitability, delays beyond the company's control with respect to future business events, the highly competitive environment in the establishment and operation of dialysis centers, the ability to develop or acquire additional dialysis facilities, whether patient bases of the company's dialysis facilities can mature to provide profitability, the extensive regulation of dialysis operations, government rate determination for Medicare reimbursement, pricing pressure from private payors, and other risks detailed in the company's filings with the SEC, particularly as described in the company's annual report on Form 10-K for the fiscal year ended December 31, 2006. The historical results contained in this press release are not necessarily indicative of future performance of the company.

The company's press releases, corporate profile, corporate governance materials, quarterly and current reports, and other filings with the SEC are available on Dialysis Corporation of America's internet home page: http://www.dialysiscorporation.com.

Contact:
          Dialysis Corporation of America
          Stephen Everett, President and CEO
          (410) 694-0500
          1302 Concourse Drive, Suite 204
          Linthicum, MD 21090

Source: Dialysis Corporation of America